UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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MACQUARIE INFRASTRUCTURE CORPORATION

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MIC April 2018 Investor Update

PAGE 2 Executive Summary • MIC manages, builds, invests in and acquires essential service businesses throughout North America (page 4 ) • Businesses generally operate in sectors with barriers to entry including high initial development and construction costs, long - term contracts or requirement for government approvals and a lack of immediate cost - effective alternatives • Expects to generate approximately $705m 1 of EBITDA in 2018, broadly flat on 2017 (which was a record year) • Outperformed the S&P 500 and relevant benchmark indices since its IPO 2 • MIC has a clear strategy to drive future growth (page 11) • Initiatives undertaken include commencing repurposing and repositioning of IMTT, strategic review of Contracted Power and non - core asset divestments • MIC’s seven member Board has experience in infrastructure, financial services, energy, law and public company leadership, and includes five independent directors (page 7) • Average director tenure is six years (versus the S&P 500 average of eight years 3 ), with three independent directors added since 2011 and one independent director added in the past two years • The Board committees are comprised of independent directors only • Externally managed by Macquarie 4 , the largest infrastructure asset manager globally, MIC benefits from the experience and expertise of over 460 professionals managing 137 infrastructure businesses worldwide (page 9) • Management fees are predominantly based on (1) MIC’s market capitalization and (2) total return outperformance of a benchmark utilities index, providing long - term alignment of interests between the Manager and shareholders • Macquarie Group is MIC’s second largest shareholder as of April 27, 2018 Moab Capital has made a number of incorrect and misleading statements in support of their campaign. This document provides the relevant facts (page 18) 1. Midpoint of the range between $690.0m - $720.0m earnings before interest, taxes, depreciation and amortization (“EBITDA”) exclud ing non - cash items in 2018. 2. Source: Bloomberg. As of April 27, 2018; Assumes dividends are reinvested. 3. 2017 Spencer Stuart Board Index. 4. MIC is a party to a Management Services Agreement with Macquarie Infrastructure Management (USA) Inc. (Manager), subject to the oversight and supervision of MIC’s Board of Directors. The Man age r is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services .

Company Overview

# MIC Overview

MIC owns and operates a diverse portfolio of infrastructure companies

**IMTT**



45% of EBITDA[3]

**Atlantic Aviation**



34% of EBITDA[3]

**Contracted Power**



13% of EBITDA[3]

**MIC Hawaii**



8% of EBITDA[3]

**Ticker Symbol**
NYSE: MIC

**Market Capitalization[1]**
~$3.2 billion

**Current Dividend[2]**
$4.00/share

**Dividend Yield[1,2]**
~10.5%

**Credit Rating**
BBB– [4]

1. As of April 27, 2018.
2. Reflects quarterly dividend of $1.00/share, estimated by management for the full year 2018, annualized. Dividends are subject to the continued stable performance of MIC's businesses, no material deterioration in the condition of the broader U.S. economy, and authorization of the Company's Board of Directors.
3. Proportionately combined EBITDA for the twelve months ended December 31, 2017, reflecting MIC's proportionate ownership interest in its wind and solar facilities. Excludes $25.2 million of losses from MIC Corporate.
4. S&P Global Ratings, a business unit of Standard & Poor's Financial Services LLC.

PAGE 4

PAGE 5 Strong Fundamental Growth Revenue ($m) Adjusted EBITDA ($m) excluding non - cash items 2 Adjusted Free Cash Flow ($m) 3 MIC has achieved attractive growth across key financial metrics 1 1. Represents MIC’s proportionate ownership interest in its wind and solar facilities within the Contracted Power and MIC Hawaii segments. 2. Adjusted EBITDA excluding non - cash items represents MIC’s proportionate ownership interest in its wind and solar facilities and excludes costs related to the implementation of the shared service initiatives and costs incurred in connection with the evaluation of various investment and acquisition opportunities. 3. Adjusted Free Cash Flow includes Adjusted EBITDA excluding non - cash items and excludes voluntary cash pension contribution and c ost incurred for interest rate swap breakage fees and cap premiums paid . $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 2013 2014 2015 2016 2017 $0 $100 $200 $300 $400 $500 $600 $700 $800 2013 2014 2015 2016 2017 $0 $100 $200 $300 $400 $500 $600 $700 $800 2013 2014 2015 2016 2017

PAGE 6 Market Outperformance Source : Bloomberg 1. As of April 27, 2018 ; Assumes dividends are reinvested. MIC has generated an annualized Total Shareholder Return of 9.0% 1 since its IPO in 2004, in excess of the S&P 500, Russell 1000, and MSCI US Utilities indices Annualized Total Shareholder Return % pa 9.0% 8.4% 8.5% 8.4% 5.0% 5.5% 6.0% 6.5% 7.0% 7.5% 8.0% 8.5% 9.0% 9.5% 10.0% MIC S&P 500 Russell 1000 MSCI US Utilities

# Independent Board with Relevant Experience

## The MIC Board has the right mix of expertise to drive sustainable returns



**Martin Stanley (Chairman)**

- ✓ Global Head, MIRA division of Macquarie Asset Management
- ✓ Extensive knowledge of infrastructure industry and regulatory environment



**Norman H. Brown, Jr. (Lead Independent Director)**

- ✓ Senior Managing Director of investment bank
- ✓ 40+ years of financial services experience, service as independent director/lead director



**George W. Carmany III**

- ✓ Founder and President, investment banking advisory firm
- ✓ 40+ years in senior positions in asset management, banking, financial services



**James Hooke**

- ✓ Public company CEO experience (Macquarie Atlas Roads and MIC)
- ✓ Significant senior management experience



**Ronald Kirk**

- ✓ Senior Of Counsel, global law firm
- ✓ Appointed by President Obama as U.S. Trade Representative; 30+ years of government experience



**Jack Lentz**

- ✓ Former Chairman & Managing Director, division of global investment bank
- ✓ 40+ years of banking, private equity and public company board experience



**Ouma Sananikone**

- ✓ Former President / CEO of global, multibillion dollar pension fund
- ✓ 20+ years of corporate strategy, investment management experience

### Complementary Expertise Aligned with MIC Strategy

- Infrastructure
- Utilities
- Energy
- Finance and accounting
- M&A
- Legal and regulatory
- Investment management
- Risk management

PAGE 7

PAGE 8 Focus Areas Results • Environmental  Each of MIC’s businesses promotes policies and initiatives that reduce their environmental footprint  MIC’s investments include renewable generation assets in Contracted Power • Safety  MIC’s operating businesses interact with countless employees, customers, contractors , and members of the communities in which they operate  Conducting operations in a safe manner is fundamental to MIC’s approach  Employees are safer, and MIC’s businesses and their customers suffer from fewer business interruptions • Governance  MIC’s policies and practices support strong corporate governance (see further page 16)  Independent board (5 of 7 directors are independent), average director tenure of six years, annual director elections $100+ million Capital committed to renewable energy project development company in 2017 345 MW Combined generating capacity of renewable energy subsidiary 50% Reduction in safety incidents per gallon of fuel pumped since 2010 for Atlantic Aviation 50% Reduction in avoidable vehicle safety incidents for Hawaii Gas 1 40% Reduction in OHSA recordable injury rate for IMTT 2 0 OSHA recordable incidents for BEC’s operations since 2015 MIC’s ESG Initiatives 1. 2011 to 2017. 2. Calendar year 2017 compared to calendar year 2016. Providing optimal service levels while maintaining the highest safety and environmental standards

# Management Services Agreement

**MIC is managed by the Macquarie Infrastructure and Real Assets division via a Management Services Agreement, resulting in outperformance relative to S&P 500 and relevant benchmark indices since IPO[1]**

## External Management

- ✓ The Manager is responsible for and oversees operations at MIC and its businesses
- ✓ MIC's Board of Directors (majority independent) oversees and supervises the Manager
- ✓ MIC has generated an annualized Total Shareholder Return of 9.0% since its IPO in 2004, compared to S&P 500 (8.4%), Russell 1000 (8.5%) and MSCI US Utilities (8.4%)[2]

## Services Provided

**In return for the management fee the Manager provides for the following:**

- ✓ Senior management
- ✓ Infrastructure professionals with operational & financial expertise
- ✓ Resourcing across investment activities and asset management
- ✓ Legal, risk and compliance
- ✓ Environmental, health and safety oversight
- ✓ Treasury, tax and corporate finance functions
- ✓ Corporate offices and related support (IT, HR)

**The cost of the above is borne by the Manager, and therefore the management fee reduces corporate SG&A expenses that would otherwise be incurred by MIC**

## Strong Alignment

- ✓ **Management Fee**: based on MIC's "Net Investment Value", comprised primarily of market capitalization[1]
- ✓ **Performance Fee:** requires total return outperformance of a benchmark utilities index and subject to high water mark[1]
- ✓ Fees are typically settled in MIC shares, rather than cash, which aligns the Manager's interests with MIC shareholders
- ✓ The strength of the performance benchmark and the high water mark structure has resulted in no performance fees having been generated since June 30, 2015
- ✓ Macquarie Group is MIC's second largest shareholder (6.7%)[3]

## Access to Infrastructure Expertise

- **The Manager provides access to the expertise of the world's largest infrastructure asset manager (MIRA)**
  - 20+ year track record; 460 infrastructure professionals globally[4]
  - Manages 137 infrastructure assets across 26 countries[4]
  - In-depth operational expertise and active asset management, combined with the deal sourcing capability of Macquarie[5], provide a unique competitive advantage

1. MIC is a party to a Management Services Agreement with Macquarie Infrastructure Management (USA) Inc. (Manager), subject to the oversight and supervision of MIC's Board of Directors. The Manager is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services.
2. Source: Bloomberg. As of April 27, 2018; Assumes dividends are reinvested. 3. As of April 27, 2018. 4. As of September 30, 2017. 5. No member of the Macquarie Group is required to offer investment opportunities to MIRA.

PAGE 9

Business Priorities

PAGE 11 Positioning MIC for Sustained Success Multiple value - enhancing initiatives currently underway Priorities Milestones Example 1 2 3 IMTT Repurposing and Repositioning Reinforce the infrastructure characteristics of MIC’s businesses Portfolio Review Efficiently manage capital Proactive Management Increase balance sheet flexibility  Commenced repurposing of IMTT capacity to reposition towards products with more favorable demand  Prioritize capital expenditure  Initiated strategic review of Contracted Power  Sale of OMI Environmental Solutions  Extend tenor of debt facilities  Reduce leverage with proceeds of asset sales 4 Proactive investor engagement Continued Engagement  Enhance segment reporting 5 Maintain strong corporate governance Board Composition  Five of seven independent directors, three independent directors added since 2011 and one independent director added in past two years  Leading executive search firm retained and evaluating new independent directors Selected Initiatives

# 1 Reinforce Infrastructure Characteristics

**MIC plans to invest up to $225 million over the next three years repurposing and repositioning certain IMTT assets**

### Repurposing

- Clean and repurpose approximately 3.0 million barrels of primarily heavy and residual oil capacity on Lower Mississippi River
- Increase exposure to growth product segments

### Repositioning

- Leverage existing geographic footprint
- Increase capacity to meet customer demand
- Diversify product mix (e.g. chemical and tropical oil)

### Utilization



94%
2008-2017 Average
2018[1] Expectation
2020[2] Target

### Anticipated Benefits

- ✓ Improved utilization and pricing
- ✓ Increased exposure to growth markets
- ✓ Extended contract duration
- ✓ Reduced heavy and residual oil capacity
- ✓ Customer and product diversification

1. Utilization expected to average mid-80%'s in 2018.
2. Target utilization to return to low-90%'s in 2020.

PAGE 12

PAGE 13 Since IPO 2 1. Subject to the continued stable performance of MIC’s businesses, no material deterioration in the condition of the broader U. S. economy, and authorization of the Company’s Board of Directors. 2. December 16, 2004 to December 31, 2017. 3. Acquisition of IMTT interests in 2006 and 2014; Bayonne Energy Center acquisition in 2015; Hawaii Gas acquisition in 2005; At lan tic Aviation and District Energy. 4. Includes organic growth projects and bolt - on acquisitions since acquisition of each division through June 30, 2017 • Build, invest in and acquire cash flow generation • Optimize the capital structure of MIC and its businesses • Distribute the majority of cash flow to shareholders 1 Efficiently Manage Capital MIC has consistently invested and optimized capital to enhance shareholder returns 2 Development Projects • IMTT repurposing and repositioning • Atlantic Aviation hangars • Contracted Power – Renewable Building Bolt - on M&A • IMTT Epic Midstream acquisition • Atlantic Aviation FBO acquisitions Acquiring Strategic M&A • IMTT acquisition • Hawaii Gas acquisition Acquiring Portfolio Management • Recent sale of OMI Environmental Solutions • Divested >15 FBOs • Divested District Energy • Contracted Power strategic review Optimizing Guiding Principles • Led by management teams and complemented by expertise from MIRA (# 1 global infra asset manager) • Considered and approved by MIC’s Board Representative Investments / Transactions Growth Capex $3.5b 4 Investments $2.6b 3 Dividends $2.1b

# 3 Increase Balance Sheet Flexibility

**Objective is to create and maintain balance sheet flexibility and strength throughout different economic conditions**

- Consolidated leverage levels and maturity profile appropriate for mix of underlying businesses
- Flexibility to invest in the growth of MIC's businesses
- MIC's $1.1 billion of total available liquidity allows MIC to deploy capital into attractive projects[2]
- Continually seek to extend tenor of debt facilities (weighted average life of 5.3 years[3])

**Proportionately combined leverage ratio of 4.8x[1] (excluding renewable assets)**

| Business | Debt | Weighted Average Remaining Life (Years) | Balance Outstanding ($000's)[3,4] | Weighted Average Rate[5] |
|---|---|---|---|---|
| MIC Corporate | Revolving Facility | 3.9 | 107,500 | 3.34% |
| | Convertible Senior Note 2019 | 1.4 | 350,000 | 2.87% |
| | Convertible Senior Note 2023 | 5.7 | 402,551 | 2.00% |
| IMTT | Senior Notes | 8.2 | 600,000 | 3.97% |
| | Tax-Exempt Bonds | 4.2 | 508,975 | 3.31% |
| | Revolving Facility | 2.2 | 205,000 | 3.09% |
| Atlantic Aviation | Term Loan | 3.6 | 390,000 | 2.50% |
| | Revolving Facility | 3.6 | 274,000 | 3.09% |
| CP | Renewables – Project Finance | 14.3 | 261,166 | 4.82% |
| | BEC – Term Loan | 4.5 | 251,000 | 3.91% |
| MIC Hawaii[6] | Term Loan | 5.6 | 96,511 | 2.85% |
| | Senior Notes | 4.5 | 100,000 | 4.22% |
| | Revolving Facility | 5.0 | 14,000 | 2.84% |
| **Total** | | **5.3** | **3,560,603** | **3.28%** |

1. Leverage ratio adjusted for full year EBITDA impact of acquisitions.
2. Excludes letters of credit of $43.2m.
3. As of February 20, 2018.
4. Proportionate to MIC's ownership interest.
5. Reflects annualized interest rate on all facilities including interest rate hedges.
6. Excludes $2.6 million of equipment loans at MIC Hawaii business.

PAGE 14

PAGE 15 Proactive Investor Engagement 4 MIC has a longstanding commitment to engagement with all shareholders Active 2017 Shareholder Initiatives x In excess of 1,200 individual interactions with current and potential shareholders x Significantly more detailed disclosure on executive compensation relative to other externally managed companies x Recent industry a ccolades: Institutional Investor America’s Most Honored Company Awards (2017): o Best Investor Relations Officer o Best Investor Relations Program • Additional operational key performance indicators • Continue shareholder outreach and engagement Segment - level Guidance Other Initiatives IMTT Atlantic Aviation Contracted Power MIC Hawaii Additional 2018 Initiatives

PAGE 16 Maintain Strong Corporate Governance MIC’s corporate bylaws and policies ensure strong corporate governance 5 x Independent Board (5 of 7 directors) x Lead Independent Director x Annual election of directors x Directors elected by majority vote in uncontested elections x Shareholders can nominate director candidates in accordance with the procedures in MIC’s bylaws x Significantly more detailed disclosure on executive compensation relative to other externally managed companies x Average director tenure of six years x Director retirement policy x Three new independent directors since 2011 One independent added in the past two years x All committee members are independent directors x Stock ownership guidelines for non - management directors x Independent audit committee reviews and approves all related party transactions, including those with the Manager and its affiliates Regularly evaluates Board refreshment opportunities. The Board Nominations Committee retained a leading executive search firm in January 2018 to find new independent director candidates

Addressing Moab’s Claims

# Select Examples of Moab's Claims

## Moab Capital Partners' claims contain incorrect and misleading statements

| The Moab Claim | The Reality |
|---|---|
| × Misleading and untimely disclosures regarding IMTT utilization | ✓ As shown in the chart to the right, MIC's quarterly public reporting provided accurate and timely disclosure throughout 2017 and 2018 of movements in IMTT's utilization. MIC rejects any suggestion to the contrary<br>✓ In late December 2017, IMTT received notices from a number of customers that they would not be renewing their contracts, where the non-renewal impact would take effect in January 2018 or thereafter<br>✓ These non-renewals occurred **after** MIC's third quarter 2017 earnings release and **after** post-earnings investor interactions in November 2017<br>✓ The non-renewals were disclosed at the next earnings announcement on February 21, 2018 |
| × IMTT utilization reduction drove dividend reduction | ✓ The emerging situation at IMTT was one of a number of factors that influenced the decision to reduce MIC's quarterly dividend for 2018<br>✓ As was disclosed, these other factors included, a desire to enhance balance sheet flexibility, shifts in credit and equity markets, the December 22, 2017 successful passage of US Federal tax reform, and continued opportunities to invest in MIC's portfolio<br>✓ The MIC Board and management believe that this was the right decision and will lead to the creation of superior shareholder value<br>✓ MIC begins the year from a strong financial position – expecting to generate approximately $705m[1] of EBITDA in 2018, broadly flat on 2017, with over $1.1b of total available liquidity |

**IMTT quarterly utilization (10-Q date)**



Aug 2, 2017
Nov 1, 2017
Feb 21, 2018
100.0%
95.0%
90.0%
85.0%
4Q16
1Q17
2Q17
3Q17
4Q17

1. Midpoint of the range between $690.0m - $720.0m earnings before interest, taxes, depreciation and amortization ("EBITDA") excluding non-cash items in 2018.

PAGE 18

PAGE 19 Select Examples of Moab’s Claims Moab Capital Partners’ claims contain incorrect and misleading statements The Moab Claim The Reality  Overpriced management services agreement x The Management Services Agreement fees are predominantly based on (1) MIC’s market capitalization and (2) total return outperformance of a benchmark utilities index subject to a high water mark x MIC benefits from the Manager’s expertise as the largest global infrastructure asset manager, with substantial investment experience in MIC’s business sectors x As the second largest holder of MIC shares, there is strong alignment of interest between shareholders and the Manager x The strength of the performance benchmark and the high water mark structure has resulted in no performance fees having been generated since June 30, 2015  MIC Board is not independent x MIC’s seven member board includes five independent directors x Three new independent directors (60% of the independent directors) added since 2011 x Independent audit committee reviews and approves all related party transactions, including those with the Manager and its affiliates. All Board committee members are independent directors

PAGE 20 This presentation by Macquarie Infrastructure Corporation (MIC) is proprietary and all rights are reserved . Any reproduction, in whole or in part, without the prior written consent of MIC is prohibited . This presentation is based on information generally available to the public and does not contain any material, non - public information . The presentation has been prepared solely for informational purposes . It is not a solicitation of any offer to buy or sell any security or instrument . This presentation contains forward - looking statements . Forward - looking statements in this presentation are subject to a number of risks and uncertainties, some of which are beyond our control . Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward - looking statements . A description of known risks that could cause our actual results to differ appears under the caption “Risk Factors” in our Form 10 - K filed with the SEC on February 21 , 2018 , and other materials filed with the SEC subsequently . Additional risks of which we are not currently aware could also cause our actual results to differ . These forward - looking statements are made as of the date of this presentation . We undertake no obligation to publicly update or revise any forward - looking statements whether as a result of new information, future events or otherwise, except as required by law . “Macquarie Group” consists of Macquarie Group Limited and its worldwide subsidiaries and affiliates . MIC is not an authorized deposit - taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 . Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of the obligations of MIC . Use of Non - GAAP Metrics In addition to our results under U . S . GAAP, we use certain non - GAAP measures to assess the performance and prospects of our businesses . In particular, we use EBITDA excluding non - cash items, Free Cash Flow and certain proportionately combined financial metrics . Proportionately combined financial metrics reflect our proportionate ownership interest in our wind and solar facilities . We define EBITDA excluding non - cash items as net income (loss) or earnings — the most comparable GAAP measure — before interest, taxes, depreciation and amortization and non - cash items including impairments, unrealized derivative gains and losses, adjustments for other non - cash items and pension expense reflected in the statements of operations . EBITDA excluding non - cash items also excludes base management fees and performance fees, if any, whether paid in cash or stock . We define Free Cash Flow as cash from operating activities — the most comparable GAAP measure — which includes cash paid for interest, taxes and pension contributions, less maintenance capital expenditures, which includes principal repayments on capital lease obligations used to fund maintenance capital expenditures, and excludes changes in working capital . Please review our Form 10 - K and press release, filed on February 21 , 2018 , for a complete discussion of our use of non - GAAP metrics and reconciliations to the most comparable GAAP measures . Important Notice